Exhibit 10.12

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT INMAGENE BIOPHARMACEUTICALS TREATS AS PRIVATE AND CONFIDENTIAL.

CELL LINE LICENSE AGREEMENT

Project ID: INMA-20210226

This Cell Line License Agreement (“Agreement”), effective as of Feb 26th, 2021 (“EFFECTIVE DATE”), is entered and made by and between WuXi Biologics (Hong Kong) Limited, having an address at Flat/RM826, 8/F Ocean Centre Harbour City, 5 Canton Road TST, Hong Kong (“WuXi Biologics”) and Inmagene Biopharmaceuticals, having its principal place of business at Grand Pavilion Commercial Centre, Suite 24, 802 West Bay Road, P.O. Box 10281, Grand Cayman KY1-1003, Cayman Islands (“Licensee”). WuXi Biologics and Licensee may he referred to herein individually as a “Party” and collectively as the “Parties.”

The Parties agree as follows:

1.	Definitions

1.1	“Affiliate” of a person means any other person that directly or indirectly Controls, is Controlled by, or is under common Control with, the person.

1.2
“Client Product” means the recombinant protein product of interest to Licensee, which is designated by the Licensee to be produced by the Licensed Cell Line. Each different Client Product covered under this Agreement shall be specified in Appendix I. An amendment to this Agreement is required for each new Client Product produced by the Licensed Cell Line.

1.3
“Confidential Information” of a Party (the “Disclosing Party”) means all information and materials disclosed by or on behalf of the Disclosing Party to the other Party (the “Receiving Party”) or its Related Persons (defined below) in connection with this Agreement. Confidential Information shall be identified as confidential in writing or, if disclosed verbally or by observation, summarized in writing and submitted to the Receiving Party within [***] of the oral or visual disclosure thereof; provided, however, information need not be labeled or marked “confidential” to be deemed Confidential Information hereunder, if under the circumstances it is, or should be, understood to be confidential. The Confidential Information of both Parties includes the existence, terms and objectives of this Agreement, and the nature of any dispute and the outcome of any arbitration proceedings arising out of or in connection with this Agreement.

1.4
“Construct” means a proprietary protein expression plasmid vector developed by WuXi Biologics that is used for delivering genetic code and for transfecting and/or transforming the Host Cell Line for purposes of creating the Licensed Cell Line.

1.5	“Control” over an entity means (a) owning 50% or more of the voting securities or other ownership interests of such entity or (b) having the power to direct the management or policies of such entity.

1.6	“Drug Product” means the final dosage form which contains Client Product produced by the Licensed Cell Line, in association with other active or inactive ingredients.

1.7	“Drug Substance” means bulk Client Product produced by the Licensed Cell Line, which has not yet been packaged into its final dosage form.

1.8
“Host Cell Line” means the proprietary cell line developed by WuXi Biologics, and designated by WuXi Biologics as the CHO K1-Cell Line, that is used in the manufacture and production of Client Products for clinical trials and commercial purposes.

1.9	“Licensed Cell Line” means a transformed or transfected (using WuXi Biologics’ Construct(s)) version of the Host Cell Line that produces the Client Product.

1.10
“Licensed Know-How” means any know-how and non-public information owned or controlled by WuXi Biologics that is used or incorporated in the Process, and that is necessary to operate the Process as described in the Technology Transfer Package. The word “control” when used in connection with Licensed Know-How includes both exclusively and non-exclusively licensed know-how and non-public information, as well a right of WuXi Biologics to transfer such know-how and non-public information to Licensee.

1.11	“Materials” means the biological materials, including the Licensed Cell Line, provided to Licensee pursuant to the license granted under this Agreement.

1.12	“Media and Feeds” means any proprietary media and feeds used in the Process.

1.13	“Process” means a process for manufacture of Client Product utilizing Licensed Know-How, Materials and Media and Feeds as described in the Technology Transfer Package.

1.14
“Regulatory Approval” means any and all approvals (including pricing and reimbursement approvals), product and establishment licenses, registrations or authorizations of any kind of a Regulatory Authority necessary for the development, clinical testing, manufacture, quality testing, supply, use, storage, importation, export, transport, marketing and sale of a Client Product (or any component thereof) for use in any country or other jurisdiction.

1.15	“Related Persons” means a Party’s Affiliates and their respective directors, officers, employees and agents.

1.16	“Research Cell Bank” is a known quantity of cryopreserved or frozen cells of the Licensed Cell Line that was derived during cell line development activities at WuXi Biologics.

1.17
“Technology Transfer Package” means the information and data to be provided to Licensee describing the Process and Licensed Know-How, Materials and Media and Feeds for manufacture of Client Product using the Licensed Cell Line and/or the Process.

1.18	“Third Party” means any person other than the Parties to this Agreement.

1.19
“Third Party Manufacturer” means (i) a Third Party whose primary business is contract manufacturing, or (ii) a Third Party who has a contractual arrangement with Licensee or with a sublicensee of Licensee that includes manufacturing of Client Product and/or Drug Product and/or Drug Substance by such Third Party for Licensee or such sublicensee.

2.	License

2.1
WuXi Biologics hereby grants to Licensee and its Affiliate a non-exclusive, worldwide license, with the right to grant sublicenses as provided in Section 2.3, to use Licensed Know-How in relation to the Licensed Cell Line, to use the Licensed Cell Line, Materials, Media and Feeds, and to operate the Process, including the following licensed activities:

i.	to make, have made, use, sell, have sold, offer for sale, import, keep and otherwise deal in Client Product; and

ii.	to make, have made, use, sell, have sold, offer for sale, import, keep and otherwise deal in Drug Substance and Drug Product for any and all purposes.

2.2
The Licensee or its Affiliates may contract with a Third Party Manufacturer for the limited purpose of manufacturing Client Product on behalf of the Licensee or its Affiliates, provided that, such Third Party Manufactures are bound by the contract to comply with the terms of this Agreement, and that the Licensee or its Affiliates will remain liable for any Third Party Manufacturers’ breach of this Agreement.

2.2.1
For the benefit of doubt, a Third Party Manufacturer cannot manufacture Client Product, Drug Substance or Drug Product utilizing the Licensed Cell Line and Licensed Know-How without first being contracted with a Licensee, its Affiliates or sublicensee.

2.2.2	A Third Party that has been granted a sublicense cannot grant, issue or transfer a sublicense to another Third Party.

2.3
Subject to the terms and conditions of this Agreement, Licensee shall have the right to grant sublicenses to a Third Party for the rights granted to Licensee under this Agreement. Each sublicense agreement shall be in writing and provide that the applicable sublicensee is bound by all applicable terms and conditions of this Agreement, and Licensee shall remain liable for any sublicensee’s breach of this Agreement. Licensee shall inform WuXi Biologics in writing any and all such sublicenses. [***]. Licensee shall provide WuXi Biologics at least [***] prior written notice if Licensee or its Affiliates intend to grant sublicense to a Third Party under this agreement.

2.4
Except as expressly provided in this Agreement, nothing in this Agreement shall be deemed to have granted Licensee (by implication, estoppel or otherwise) any other right, title, license or interest in or with respect to any intellectual property, Know-Flow or information owned or controlled by WuXi Biologics.

2.5
This license starts (the “Commencement Date”) from the date WuXi Biologics completes cell line development activities for the Licensed Cell Line and a Research Cell Bank is generated from the Licensed Cell Line.

3.	Transfer of Materials and Licensed Know-How

WuXi Biologics shall disclose and make available, and shall cause its Affiliates to disclose and make available, to Licensee, its Affiliates, or any one or more of its Third Party Manufacturers designated by Licensee, all Materials and Licensed Know-How owned or controlled by WuXi Biologics as of the Commencement Date, that is necessary or reasonably useful for Licensee and Third Party Manufacturers to operate the Process as described in the Technology Transfer Package. The Parties shall agree to a schedule for such transfer of the Materials and Licensed Know-How.

4.	License Fee

Subject to the terms and conditions contained in this Agreement (especially, WuXi Biologics’ fulfillment of its representation and warranty set forth in Section 10 of this Agreement, as consideration of the license granted in Section 2 of this Agreement), Licensee agrees to pay WuXi Biologics a fixed non-creditable, non-refundable product development and license fee of USD 150,000 (“Fixed License Fee”) and the Cell Line Royalties provided in Section 5 (where applies) for the Licensed Cell Line used in Client Product.

5.	Cell Line Royalties.

5.1	The Licensee is not obligated to pay any other considerations other than the Fixed License Fee for the license granted by WuXi Biologics unless otherwise provided in this Section or this Agreement.

5.2
If Licensee manufactures all of its commercial supplies of the Client Product using manufacturing facilities other than WuXi Biologics’ or its Affiliates’ manufacturing facilities, Licensee shall pay to WuXi Biologics a Royalty of [***] on the Client Product’s global net sales [***]. In that case, if Licensee manufactures part of its commercial supplies of the Client Product using WuXi Biologics’ or its Affiliates’ manufacturing facilities, the Royalty may be reduced accordingly, depending on [***]. If Licensee manufactures all of its commercial supplies of the Client Product by WuXi Biologics or its Affiliates, no Royalty payment from Licensee is required.

To avoid any doubt, when WuXi Biologics or its Affiliates are prevented by any governmental or regulatory restrictions from providing part or all of Licensee’s commercial supplies of the Client Product but other commercial suppliers could, then no Royalty payment from Licensee shall be applicable.

6.	Payment Terms

Licensee shall pay WuXi Biologics’ undisputed invoice(s) within [***] of receipt by Licensee. Such payments will be made by wire transfer to the account designated by WuXi Biologics. Invoices must be submitted to Licensee for Licensee’s review and comments in advance and payment must be made, [***]. Unless otherwise provided in this Agreement, each Party shall bear and pay its own income tax and the related fees incurred under this Agreement. [***].

7.	Bank Account Details

Unless the Parties otherwise mutually agree in writing, and such mutual agreement is set forth in a particular invoice, Licensee shall pay each invoice in USD by wire transfer to the account designated by WuXi Biologics.

8.	Restriction

Licensee agrees that no attempt will be made by or on behalf of Licensee to modify or reverse engineer the Licensed Cell Line or attempt to reverse engineer, recreate or assemble the Construct(s). Licensee shall only use the Licensed Cell Line in the way as permitted by this Agreement and shall not use or have used the Licensed Cell Line for any purpose other than operating the Process, the manufacture of Client Product, Drug Substance and Drug Product, and for other purposes reasonably related to securing Regulatory Approval for the Client Product and/or Drug Product. Licensee shall not transfer the Licensed Cell Line to any Third Party except to a permitted sublicensee, as described in Section 2.2 above.

9.	Indemnity

9.1
Licensee agrees to indemnify, hold harmless and defend WuXi Biologics, its Affiliates, and their respective directors, officers, employees and agents harmless from and against any and all liabilities. and damages (including reasonable attorneys’ fees) resulting from any and all claims from any Third Party (“Claims”) to the extent arising from the use of the Licensed Cell Line, Client Product, Drug Substance or Drug Product by Licensee; provided that Licensee shall have no obligation to indemnify any such Claims that arise from WuXi Biologics’ (i) negligence or intentional misconduct in connection with the Licensed Cell Line (ii) material breach of this Agreement (including the representations and warranties set forth in Section 10); or (iii) Host Cell Line components of the Licensed Cell Line or any Media and Feeds.

9.2
WuXi Biologics shall defend, indemnify and hold Licensee harmless against any and all claims, suits, actions, proceedings, losses, damages, liabilities, costs and expenses arising from, or attributable to, any allegation that Licensee’s appropriate use of the Licensed Know-How and Licensed Cell Line (excluding any gene proprietary to Licensee inserted into WuXi Biologics’ Construct or any Media and Feeds incorporated) as contemplated in this Agreement infringes any copyright, trademark, trade secret, patent or other proprietary right of any third party.

10.	Representations and Warranties

10.1
WuXi Biologics represents and warrants that: (i) it is a corporation duly organized validly existing and in good standing under the laws of the Hong Kong; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of WuXi Biologics; (iii) the performance of WuXi Biologics’ obligations under this Agreement will not conflict with its charter documents or result in a material breach of any agreements, contracts or other arrangements to which it is a party; (iv) WuXi Biologics will not, before Termination of this Agreement, enter into any agreements, contracts or other arrangements that would be materially inconsistent with its obligations under this Agreement; (v) WuXi Biologics has sufficient facilities, experienced personnel and other capabilities reasonably suited to enable it to perform its obligations under this Agreement; and (vi) WuXi Biologics has the right to grant the licenses or sublicenses, as the case may be, therefor granted under this Agreement.

10.2
Licensee represents and warrants that: (i) it is a corporation duly organized validly existing and in good standing under the laws of the Hong Kong; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Licensee; (iii) the performance of Licensee’s obligations under this Agreement will not conflict with its charter documents or result in a material breach of any agreements, contracts or other arrangements to which it is a party; (iv) Licensee has sufficient facilities, experienced personnel and other capabilities reasonably suited to enable it to perform its obligations under this Agreement; and (v) Licensee will not, before Termination of this Agreement, enter into any agreements, contracts or other arrangements that would be materially inconsistent with its obligations under this Agreement.

10.3
WuXi Biologics represents and warrants that: (i) to WuXi Biologics’ knowledge, as of the Effective Date, WuXi Biologics has not knowingly misappropriated or infringed the intellectual property or other rights of any Third Party in connection with the Licensed Know-How and Host Cell Line component of the Licensed Cell Line;; (ii) it has the right to grant a license to the Licensee under this Agreement and (iii) to WuXi Biologics’ knowledge, as of the Effective Date, the license under this Agreement to Licensee shall be without any controversy, dispute and recourse by any third party.

10.4
Disclaimer of Warranties. UNLESS AGREED BY THIS AGREEMENT, THE LICENSED KNOW-HOW, AND LICENSED CELL LINES ARE PROVIDED AND LICENSED TO LICENSEE “AS IS”, AND WUXI BIOLOGICS AND ITS RESPECTIVE AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT THERETO OR TO THE PRODUCTS OR WUXI BIOLOGICS TECHNOLOGY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE RIGHTS LICENSED HEREUNDER, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

11.	Confidentiality

11.1
Subject to the exceptions listed below, during the term of this Agreement and for [***] thereafter, the Receiving Party shall, and shall ensure that its Related Persons will, (a) maintain the Disclosing Party’s Confidential Information in confidence, (b) not use such Confidential Information other than in connection with this Agreement, and (c) not disclose such Confidential Information to any Third Party other than (i) those of its Related Persons that have a need to know such Confidential Information in connection with the Activities conducted pursuant to the Agreement and are obligated to maintain such Confidential Information in confidence and (ii) to the extent required by applicable law or judicial order, or to the extent reasonably necessary to prosecute or defend litigation or arbitration in relation to this Agreement, and, in either case, only after the Receiving Party gives the Disclosing Party prompt advance written notice of such requirement and reasonably cooperates with the Disclosing Party’s efforts to limit or avoid such disclosure, to seek a protective order or secure confidential treatment of the Confidential Information, and/or to seek any other remedies available to the Disclosing Party at law or in equity. Notwithstanding the foregoing, the existence of this Agreement and its non-technical terms may be disclosed confidentially in connection with a potential financing or acquisition or in discussion with a potential acquirer of Client Product.

11.2
The Receiving Party’s obligations set forth in Section 11.1 do not apply to Confidential Information if (a) the information is public knowledge or becomes public knowledge after disclosure through no act or omission of the Receiving Party or any of its Related Persons, (b) the information can be shown by the Receiving Party to have been in its possession prior to disclosure, (c) the information was rightfully received on a non-confidential basis from a Third Party that was not obligated to maintain the information in confidence, or (d) the Receiving Party can show that equivalent information was developed independently by the Receiving Party without reference to the Disclosing Party’s Confidential Information.

11.3
Licensee may disclose the Confidential Information of WuXi Biologics to a Third Party for the purpose of exercising Licensee’s license rights hereunder (including disclosure to potential Third Party sublicensees), provided that Licensee shall, prior to such disclosure, ensure that each Third Party to which disclosure is to be made is made aware of the obligations contained in this Agreement and agrees to be subject to obligations of confidentiality and non-use no less onerous than those contained in this Agreement. Any breaches of the obligations of confidentiality and non-use contained in this Agreement by such Third Party shall be treated as a breach of such obligations by Licensee.

11.4
Notwithstanding anything to the contrary in this Agreement, a Party may disclose this Agreement and its terms, and material developments or material information generated under this Agreement, in securities filings with the U.S. Securities and Exchange Commission (or equivalent foreign agency) and any rules of stock exchanges where the Parties may be listed to the extent required by applicable law after complying with the procedure set forth in this Section 11.4. In such event, the Party seeking such disclosure will prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party will promptly give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the timelines proscribed by applicable laws and regulations. The Party seeking such disclosure shall exercise [***] to obtain confidential treatment of this Agreement from the U.S. Securities and Exchange Commission (or equivalent foreign agency) as represented by the redacted version reviewed by the other Party.

11.5	The provisions of this Section 11 shall survive termination or expiry of this Agreement.

12.	Termination

12.1	Voluntary Termination by Licensee.

Licensee shall have the right to terminate this Agreement upon at least [***] prior written notice to WuXi Biologics, and upon payment of all amount due to WuXi Biologics through such termination effective date.

12.2	Termination for Default

(a)
Nonpayment. In the event Licensee fails to pay any amounts due and payable to WuXi Biologics hereunder, WuXi Biologics shall deliver a written notice to Licensee for correction. If Licensee fails to cure that breach within [***] after receiving written notice thereof, WuXi Biologics may terminate this Agreement [***] upon written notice to Licensee.

(b)
Material Breach. In the event either Party commits a material breach of its obligation under this Agreement (the “Defaulting Party”) and fails to cure that breach within [***] after receiving written notice thereof, the other Party may terminate this Agreement [***] upon written notice to the Defaulting Party.

The provision of Section 5 (Cell Line Royalties) shall survive termination or expiry of this Agreement.

13.	Miscellaneous.

13.1
Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a Party may, without such consent, assign this Agreement in its entirety (a) to an Affiliate, or (b) to a Third Party in connection with a merger, acquisition, consolidation or a sale involving all or substantially all of the assets or business of such Party. Any attempted assignment or transfer in violation of this Section 13.1 shall be void.

13.2
Regulatory Assistance. WuXi Biologics will provide assistance to Licensee, and any sublicensee, in respect of Licensee’s or such sublicensee’s regulatory filing activities for the Client Product and/or Drug Product, subject to agreement of reasonable commercial terms for provision of such assistance.

13.3	Governing Law. The laws of Hong Kong, without giving effect to principles of conflict of laws, govern all matters relating to this agreement.

13.4
Arbitration. The parties shall engage in good faith consultation to resolve any dispute arising out of or in connection with this agreement. Such consultation will begin [***] after one party has delivered to the other party a request for consultation. If the dispute cannot be resolved within [***] following the date on which the request for consultation is delivered, then either party may submit the dispute to the Hong Kong International Arbitration Centre (“HKIAC”) for arbitration to be conducted in accordance with the Arbitration Rules of HKIAC in effect at the time of submission. The place of arbitration will be Hong Kong. The official language of the arbitration will be English. The tribunal will consist of one arbitrator to be appointed by HKIAC. The arbitration proceedings will be confidential, and the arbitrator may issue appropriate protective orders to safeguard each party’s Confidential Information. During the course of arbitration, the parties shall continue to implement the terms of this agreement. The arbitral award will be final and binding upon the parties, and the party to the award may apply to a court of competent jurisdiction for enforcement of the award. Notwithstanding the foregoing, each party has the right to institute an action in a court of proper jurisdiction for injunctive or other equitable relief pending a final decision by the arbitrator.

13.5	Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, .pdf or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were the original signatures.

IN WITNESS WHEREOF, the Parties hereto have caused this AGREEMENT to be duly executed as of the Effective Date set forth above.

WuXi Biologics (Hong Kong) Limited		Inmagene Biopharmaceuticals

By:	/s/ Zhisheng Chen	By:	/s/ Jonathan Wang
Print Name: Zhisheng Chen		Name: Jonathan Wang
Title: Director		Title: Chief Executive Officer